Exhibit 99.1

Quotient Limited Announces Departure of Chief Financial Officer, Peter Buhler

JERSEY, Channel Islands, 02 July 2021 (GLOBE NEWSWIRE) — Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company (the Company), announced that Peter Buhler has notified the Company that he is resigning from his position as Chief Financial Officer to take a position with another company.

“I would like to thank Peter for his dedicated support over the last year and a half, and his contribution to the success of Quotient. He has played an important role in supporting the execution of our company’s strategic vision. On behalf of the Board and the Company, I wish him success in his new endeavor,” said Manuel O. Méndez, Chief Executive Officer of Quotient.

In accordance with Mr. Buhler’s employment agreement, unless the Company elects otherwise, his resignation will take effect on December 31, 2021. The Company has initiated a search for a replacement Chief Financial Officer with the credibility, capability, and qualifications to continue effective execution of its financial and business strategies. The Company expects to have the new Chief Financial Officer in place before the December 31, 2021 effective date of Mr. Buhler’s resignation.

About Quotient Limited

Building on over 30 years of experience in transfusion diagnostics, Quotient is a commercial-stage diagnostics company committed to delivering solutions that reshape the way diagnostics is practiced. MosaiQ, Quotient’s proprietary multiplex microarray technology, offers the world’s first fully automated, consolidated testing platform, allowing for multiple tests across different modalities. MosaiQ is designed to be a game-changing solution, which Quotient believes will increase efficiencies, improve clinical practice, deliver significant workflow improvements, and create operational cost savings to laboratories around the world. Quotient’s operations are based in Eysins, Switzerland, Edinburgh, Scotland and Newtown, Pennsylvania. The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

Contact: IR@quotientbd.com; +41 22 545 52 26

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